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Exhibit 10.24

[Letterhead of SICOR Inc.]

April 15, 2002

Mr. Jack E. Stover
1089 Eagle Road
Newtown, PA 18940

Dear Jack:

        We are pleased that you have joined us as Executive Vice President, Chief Financial Officer and Treasurer of SICOR Inc. (the "Company"), effective April 15, 2002. We are all enthusiastic about the prospect of working with you.

        This Agreement sets forth the basic terms and conditions of your employment with the Company. By signing this agreement, you will be agreeing to these terms:

1.    Duties and Scope of Employment.

        (a)    Position.    The Company agrees to employ you as its Executive Vice President, Chief Financial Officer and Treasurer, with the powers and duties commensurate with such position. You will report to the President and Chief Executive Officer.

        (b)    Obligations.    During the term of this Agreement, you will devote your full business efforts and time to the Company and its subsidiaries, and will not render services to any other person or entity without the express prior approval of the President and Chief Executive Officer and the Board of Directors of the Company (the "Board"). During the term of this Agreement and during any period of Salary Continuation as provided for in Section 7(f) below, you will not engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be competitive with the Company; provided that you may own less than one percent of the outstanding securities of any publicly traded corporation. In the event of a violation by you of the requirements of the immediately preceding sentence, all payments to you under this Agreement will cease.

        (c)    Indemnification.    The Company agrees to indemnify you, in accordance with the terms of the form of indemnity agreement entered into with its other directors and officers, for your acts and omissions in connection with your employment under this Agreement.

2.    Compensation.

        (a)    Salary.    During the term of this Agreement, the Company agrees to pay you as compensation for your services a base salary at the annual rate of $285,000 or at such higher rate as the Compensation Committee of the Board may determine from time to time. Such salary will be payable in accordance with the Company's standard payroll procedures. You will also receive an automobile allowance of $700 per month, payable in accordance with the Company's standard payroll procedures. The annual compensation specified in this Section 2(a), together with any increases in such compensation that the Company may grant from time to time, is referred to in this Agreement as "Base Compensation."

        (b)    Bonus.    You will be eligible to participate in the Company's Key Employee Incentive Plan, with your target bonus based on 45% of your base salary.

        (c)    Stock Options.    Subject to the approval of the Stock Option Committee of the Board, the Company will grant to you an option (an incentive stock option to the extent permitted by law) to purchase from the Company 100,000 shares of the Company's common stock (the "Shares"). The exercise price of your stock option will be the fair market value on the date of the grant. These stock options will vest over a four-year period, provided that none of the options will be exercisable until the second anniversary of your employment with the Company. Your stock options will be granted pursuant to the SICOR Inc. 1997 Long-Term Incentive Plan, as amended, and will be subject to the terms and conditions of the Plan and the Company's form of stock option agreement, a copy of which you have previously received.

3.    Employee Benefits.    During the term of this Agreement, you will be eligible to participate in the employee benefit plans maintained by the Company, subject in each case to the generally applicable terms and conditions of the plan in question and to the determinations of any person or committee administering such plan. The benefits may be changed from time to time by the Company. Employee benefits currently include health, dental and life insurance. You will also be entitled to three weeks of paid vacation for each full year of service. Sick leave will be in accordance with the Company's generally applicable policies. Any vacation or sick leave not used within 90 days following the end of a year of service will not accrue.

4.    Business Expenses.    During the term of this Agreement, you will be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with your duties hereunder. The Company will reimburse you for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company's generally applicable policies.

5.    Proprietary Information and Inventions Agreement.    You will be required to sign and abide by the terms of the Company's Employee's Proprietary Information and Inventions Agreement, a copy of which has previously been provided to you.

6.    Immigration Documentation.    Please be advised that your employment is contingent on your ability to prove your identity and authorization to work in the United States. You must comply with the Immigration and Naturalization Service's employment verification requirements.

7.    Term and Termination of Employment.

        (a)    Term.    This Agreement will commence as of April 15, 2002. This Agreement will terminate three years after the date of the commencement date, unless terminated earlier pursuant to this Section 7. This Agreement may be terminated by you or the Company at any time for any reason, with or without cause.

        (b)    Definitions.    For all purposes under this Agreement,

            (i)  "Good Reason" shall mean (A) you have incurred a material reduction in your authority or responsibility, (B) a more than 25 percent reduction in Base Compensation or (C) a material breach of this Agreement by the Company;

          (ii)  "Cause" shall mean (A) a willful failure or refusal to perform your duties hereunder, other than a failure resulting from complete or partial incapacity due to physical or mental illness or impairment, (B) gross misconduct or fraud, (C) the breach of a fiduciary duty to the Company or (D) conviction of, or a plea of "guilty" or "no contest" to, a felony.

          (iii)  "Disability" shall mean that you, at the time your employment is terminated, have performed substantially none of your duties under this Agreement for a period of not less than three consecutive months as the result of your incapacity due to physical or mental illness.

        (c)    Early Termination.    Subject to subsection (f) below, the Company may terminate your employment without Cause or due to Disability giving you 30 days' advance notice in writing. You may terminate your employment without Good Reason by giving the Company 30 days' advance notice in writing. Your employment will terminate automatically in the event of your death.

        (d)    Termination for Cause or Good Reason.    The Company may terminate this Agreement and your employment at any time upon thirty days notice for Cause. You may terminate your employment for Good Reason upon thirty days notice.

        (e)    Rights Upon Termination.    Except as expressly provided in subsection (f) below, upon a termination of your employment, you will be entitled to the Base Compensation, benefits and reimbursements described in Sections 2(a), 3 and 4 for the period preceding the effective date of the termination.

        (f)    Salary Continuation.    In the event that (i) the Company terminates your employment without your consent for any reason other than Cause or Disability or (ii) you voluntarily resign your employment for Good Reason, the Company will continue to pay to you your Base Compensation and to vest your stock options for a period of twelve (12) months. The payments under this subsection (f) will cease in the event of your death. In order to receive your salary continuation, you will be required to sign a release in a form acceptable to the Company, of any and all claims that you may have against the Company.

8.    Dispute Resolution.    You and the Company agree that any dispute arising out of or related to your employment shall be resolved as provided in the Dispute Resolution Procedures attached hereto as Annex A.

This Agreement supersedes any prior agreements, representations or promises of any kind, whether written, oral, express or implied between the parties hereto with respect to the subject matters herein, and it, together with your stock option agreements and Employee's Proprietary Information and Inventions Agreement, constitutes the full, complete and exclusive agreement between you and the Company with respect to the subject matters herein. This agreement cannot be changed unless in writing, signed by you and an authorized officer of the Company. If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement shall remain in full force and effect and shall in no way be affected, and the parties will use their best efforts to find an alternative way to achieve the same result.

This agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

To indicate your acceptance of this agreement, please sign below and return one signed copy to me.

Sincerely,

SICOR Inc.

By:	/s/ MARVIN SAMSON Marvin Samson President and Chief Executive Officer
ACCEPTED AND AGREED this 16th day of April, 2002:
/s/ JACK E. STOVER Jack E. Stover

Annex A

Dispute Resolution Procedures

        You and the Company (the "Parties") agree that any dispute arising out of or related to your employment shall be resolved by binding arbitration, except where the law specifically forbids the use of arbitration as a final and binding remedy, or where subsection (g) below specifically allows a different remedy.

        (a)  The complainant shall provide the other party with a written statement of the claim identifying any supporting witnesses or documents and the requested relief.

        (b)  The respondent shall furnish a statement of the relief, if any, that it is willing to provide, and identify supporting witnesses or documents. If the matter is not resolved, the Parties shall submit the dispute to nonbinding mediation, paid for by the Company, before a mediator to be selected by the Parties.

        (c)  If the matter is not resolved through mediation, the Parties agree that the dispute shall be resolved by binding arbitration. If the Parties are unable to jointly select an arbitrator, they will obtain a list of arbitrators from the Federal Mediation and Conciliation Service and select an arbitrator by striking names from that list.

        (d)  The arbitrator shall have the authority to determine whether the conduct complained of in subsection (a) above violates the complainant's rights and, if so, to grant any relief authorized by law; subject to the exclusions of subsection (g) below. The arbitrator shall not have the authority to modify, change or refuse to enforce the terms of any employment agreement between the Parties, or change any lawful policy or benefit plan.

        (e)  The Company will bear the costs of the arbitration if you prevail. If the Company prevails, you will pay half the cost of the arbitration or $500, whichever is less. Each party shall pay its own attorneys fees, unless the arbitrator orders otherwise pursuant to applicable law.

        (f)    Arbitration shall be the exclusive final remedy for any dispute between the Parties, such as disputes involving claims for discrimination or harassment (such as claims under the Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, or the Age Discrimination in Employment Act), wrongful termination, breach of contract, breach of public policy, physical or mental harm or distress or any other disputes, and the Parties agree that no dispute shall be submitted to arbitration where the complainant has not complied with the preliminary steps provided for in subsections (a) and (b) above.

        (g)  The Parties agree that the arbitration award shall be enforceable in any court having jurisdiction to enforce this Agreement, so long as the arbitrator's findings of fact are supported by substantial evidence on the whole and the arbitrator has not made errors of law; however, either party may bring an action in a court of competent jurisdiction regarding or related to matters involving the Company's confidential, proprietary or trade secret information, or regarding or related to inventions that you may claim to have developed prior to joining the Company or after joining the Company, pursuant to California Labor Code Section 2870 ("Disputes Related to Inventions"). The Parties further agree that for Disputes Related to Inventions that the Parties have elected to submit to arbitration, each party retains the right to seek preliminary injunctive relief in court in order to preserve the status quo or prevent irreparable injury before the matter can be heard in arbitration.

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  Exhibit 10.24
Annex A Dispute Resolution Procedures